Exhibit 1A-15D

 Unlocking the Upside Through Value-Add Capital Improvement Strategies

 DISCLAIMER & RISK FACTORS  This presentation has been prepared solely for informational purposes by Impact Housing REIT LLC (“Impact”). Nothing contained herein constitutes an offer or solicitation to purchase securities. Impact believes that all information in this presentation is reliable and accurate to the best of its knowledge, but cannot guarantee the accuracy or completeness of such information nor has such information been independently verified. Such information is subject to change and all information is provided as of the date of this presentation only unless otherwise noted. All prospective investors should conduct their own independent due diligence with the help of their appropriate professional advisors before making any investment decision. Before making any investment decision, you should carefully review Impact’s Offering Circular which has been publicly filed with the Securities and Exchange Commission, a copy of which is available here, including the section titled “RISKS OF INVESTING.” This presentation contains forward-looking statements. The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.” The statement “We believe demographic shifts will favor apartment communities” is an example of a forward-looking statement. Because we are talking about a new business, most of the things we say in this presentation are forward-looking statements. In fact, everything we say is a forward-looking statement, other than statements of historical fact. Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe demographic shifts will favor apartment communities” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we talk about in the “RISKS OF INVESTING” section of our Offering Circular. Consequently, the actual result of investing in Impact could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law. GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS. PAST PERFORMANCE DOES NOT GUARANTEE OF FUTURE RESULTS. Any inquiries or communications relating to these materials should be directed to the following person: Edward LorinStrategic Realty Holdings23901 Calabasas Road, Suite 2010Calabasas, CA 91302(818) 737-8000elorin@strategicrh.com   2

OVERVIEW

Impact Housing REIT, through its Sponsor Strategic Realty Holdings, will focus on value-add real estate opportunities for workforce housing, including the acquisition & renovation of distressed and/or neglected communities in "B/C" locations with "A" class amenities.

- Investment Characteristics
  - Targeted Units / Property Range - 100 – 500 units.
  - Targeted Geographies – Nationwide
  - Equity Investment Range - $3MM - $10MM
  - Targeted Leverage Range for Portfolio - 75%

Breathing life into these communities can generate positive returns for investors, while allowing for the improvement of the quality of life for the residents.

SUMMARY OF TERMS	
Maximum Raise	$35,000,000
Minimum Raise	$3,000,000
# Of Shares	3,500,000
Price Per Share	$10.00
Minimum Investment ($)	$1,000
Life of the Fund	5 – 7 Years

Securities and Exchange Commission ("SEC") qualified the Impact Housing REIT offering on September 15, 2017.

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*Note: past performance is not indicative of future results

 SPONSOR HIGHLIGHTS  Proven track record of identifying undervalued, underperforming, and/or undercapitalized properties throughout the nation.$3 Billion of multifamily properties acquired over the last 15 years (acting as either Principal or Advisor).Sponsor has delivered, on average, an annual cash on cash return of 8.55% and an internal rate of return (IRR) of 24.74% on 28 completed projects (consisting of 40 individual properties) in the last 7 years.Partnered with Healthy Apartment Property Initiative (HAPI) Foundation, a 501C-3 nonprofit that provides free food and health, nutrition and fitness related programming to kids and families living in our communities. Experience in raising over $260 Million in equity from JV partners and private HNW investors.  4   *Note: past performance is not indicative of future results

 HOW DOES IT WORK?  5  Happy Residents & Communities  Resident Referrals  Potential Income Growth  Happy Managers& Investors  Value-Add, Impact Focus  Revitalization of Properties, HAPI Programs  SYMBIOTICRELATIONSHIP  It is becoming increasingly difficult for people across all social and economic classes to afford safe, clean, and healthy housing to live in. Impact Housing REIT focuses on providing investors with both a financial, environmental and social return through the investment in and transformation of neglected properties throughout the nation.   *Note: past performance is not indicative of future results

 HAPI FOUNDATION  Impact Housing REIT is partnered with the HAPI Foundation, a 501(c)(3) Non-Profit, to implement free Health & Education Programming for residents and families.Focus will be on afterschool programs to promote a healthy lifestyle to combat growing rates of obesity, diabetes, and other chronic diseases.    6   *Note: past performance is not indicative of future results

 THE TEAM  The Sponsor and his team have acquired 72 multifamily properties over the past 10 years; 40 have completed their investment cycle.Edward (“Eddie”) Lorin, Founder – has over 30 years of real estate experience and over $3 Billion in multifamily real estate transactions totaling over 40,000 units since 2000. Impact Housing REIT is the culmination of his experiences and passion.Andy Park, Director of Acquisitions – has been with Strategic since 2008 as a Director. In that capacity, he has been responsible of the acquisition and financing of 7,500+ units nationwide, valued at over $500 Million. He has also been responsible for the asset management of properties in need of heavy repositioning and stabilization.Myron Chang, Director of Asset Management - has been with Strategic since 2011 working in all aspects of the business including acquisitions, underwriting, financing, and asset management of assets totaling over $500 Million and 7,000+ units of multifamily investments.   7   *Note: past performance is not indicative of future results

 PROVEN PROCESS  Impact Housing plans to utilize proven processes in acquisition, asset management, and disposition that are consistent and replicable.  Acquisition  Asset Management  Disposition  Identify & Underwrite deals brought forth in both market and off-market opportunities  Intensive daily, weekly, monthly oversight interaction with on-site management  Evaluation of performance of financial process on periodic basis vs pro-forma underwrite  Site visits to asset and surrounding competitors/submarket to evaluate deal  Monthly financial review and analysis  Constant research with broker network for current market conditions and cap rates  Exhaustive due diligence on both the physical and financial aspects of deal to determine risks/potential  Extensive Capital Expenditure deployment to improve physical asset and potential income generation  Determination of broker through compilation of BOVs  Comprehensive financing process to ensure that the optimal leverage, proceeds, interest rates, and terms are placed on deal  Compliance oversight with any lender, insurance, housing authority, etc. covenants as needed   Launch marketing of deal through broker network to receive offers  Legal review of all necessary documentation and 3rd party reports  Quarterly distribution analysis  Choose prospective buyer based upon pricing, terms, and surety of close  Proactive closing methods of all moving pieces to ensure timely acquisition of deal  Periodic site visits to ensure implementation of proper business goals  Facilitate buyer due diligence and legal to ensure timely disposition of deal  8   *Note: past performance is not indicative of future results

 PROPERTIES ACROSS THE NATION  9  The Sponsor and his team have acquired 72 multifamily properties over the past 10 years; 40 have completed their investment cycle.   *Note: past performance is not indicative of future results

 EXAMPLE #1 - FORT WASHINGTON, MD  Acquisition Date: August 2015# of Units: 304Average Rent Increase: 22%  AFTER  BEFORE   *Note: past performance is not indicative of future results  10

 CONTINUED  AFTER  BEFORE  11  BEFORE  AFTER   *Note: past performance is not indicative of future results

 EXAMPLE #2 - ANAHEIM, CA  Acquisition Date: December 2014# of Units: 200Average Rent Increase: 28%  AFTER  BEFORE  12   *Note: past performance is not indicative of future results

 CONTINUED  AFTER  BEFORE  13  BEFORE  AFTER   *Note: past performance is not indicative of future results

Track Record

	Hold Period (Months)	Units	Change in NOI (%) (From Purchase Date)	Average Annual Cash on Cash Distribution	IRR
Project Six	23.08	216	53.64%	5.36%	46.60%**
Project Nine	28.90	436	43.83%	9.46%	15.77%**
Project Ten	20.27	256	38.88%	10.76%	14.90%
Project Eleven	22.60	347	10.50%	4.89%	12.36%
Project Twelve	23.77	268	33.52%	10.49%	18.38%
Project Thirteen	48.03	1271	78.20%	3.73%	31.01%
Project Fourteen	32.03	155	294.83%	5.54%	24.75%
Project Fifteen	38.13	200	76.29%	7.58%	29.22%
Project Sixteen	38.10	296	52.61%	1.40%	22.62%
Project Seventeen	34.53	638	41.01%	9.14%	14.41%
Project Eighteen	38.60	346	148.74%	0.36%	30.83%
Project Nineteen	37.60	282	35.98%	21.48%	61.25%
Project Twenty	43.13	156	129.83%	22.50%	11.63%
Project Twenty One	37.67	400	33.77%	4.65%	24.24%
Project Twenty Two	41.07	484	76.15%	7.00%	25.71%
Project Twenty Three	44.57	160	19.07%	7.03%	19.91%
Project Twenty Four	43.60	195	218.10%	1.98%	13.05%
Project Twenty Five	43.63	440	32.46%	6.15%	11.59%
Project Twenty Six	54.93	176	405.10%	6.09%	20.11%
Project Twenty Seven	34.03	466	96.68%	3.98%	18.88%
Project Twenty Eight	48.03	200	14.79%	7.39%	12.72%
Project Twenty Nine	53.20	140	92.37%	24.47%	19.64%
Project Thirty	52.30	536	141.74%	8.68%	37.90%
Project Thirty One	52.53	264	93.55%	11.02%	34.82%
Project Thirty Two	51.67	218	573.50%	7.60%	20.28%
Project Thirty Three	57.70	330	640.03%	6.04%	25.59%
Project Thirty Four	56.50	240	81.47%	18.47%	40.00%
Project Thirty Five	63.17	475	1097.90%	6.24%	47.33%
Average	**41.55**	**343**	**166.23%**	**8.55%**	**24.74%**

*Note: past performance is not indicative of future results

**Projects Six and Nine each included two properties, of which one property in each project sold.

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WHY NOW? WHY A REIT?  In the past, investment opportunities like Impact Housing REIT, for the most part, were not available to everyone. They were extremely limited and usually only available to large institutions and foundations. Thanks to new laws passed through the JOBS Act, that limitation has changed. BEFORE: Wealthy, accredited investors only (min. net worth of $1MM+ & annual income of $200K+)NOW: Accredited and unaccredited investors!Real Estate Investment Trusts (REITs) are funds (public or private) that allow individuals the ability to invest in portfolios of larger scale assets that would be otherwise financially unobtainable to the average person. REITs also: Allow diversification of tangible assets by investing in a pooled investment.Offer benefits of real estate ownership without the hassles/expenses of managing real estate.Have advantageous tax implications versus other traditional means of investing.For more information please reference Page 25 of our Offering Circular.  15   *Note: past performance is not indicative of future results

 Question & answer  16